Filed Pursuant to Rule 433

Registration Statement No. 333-191022

EDWARDS LIFESCIENCES CORPORATION

Final Term Sheet

September 24, 2013

$600,000,000 2.875% Notes due 2018

This Term Sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated September 24, 2013 (the “Preliminary Prospectus Supplement”). The information in this Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Term Sheet but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	Edwards Lifesciences Corporation

Trade Date:	September 24, 2013

Settlement Date:	October 3, 2013

Principal Amount:	$600,000,000

Maturity Date:	October 15, 2018

Price to Public:	99.498%

Coupon (Interest Rate):	2.875%

Yield to Maturity:	2.983%

Spread to Benchmark Treasury:	157 basis points

Benchmark Treasury:	1.500% due August 31, 2018

Benchmark Treasury Price and Yield:	100-13 ¼ and 1.413%

Interest Payment Dates:	Semi-annually on each October 15 and April 15 of each year, commencing on April 15, 2014

Optional Redemption:

The notes will be redeemable at the Issuer’s option, in whole or in part, at any time prior to their maturity date at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 25 basis points; plus in each case, accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	28176E AC2

ISIN Number:	US28176EAC21

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Goldman, Sachs & Co. Morgan Stanley & Co. LLC

Senior Co-Managers:	J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	U.S. Bancorp Investments, Inc. Mitsubishi UFJ Securities (USA), Inc. Deutsche Bank Securities Inc. Mizuho Securities USA Inc. HSBC Securities (USA) Inc.

Underwriting (Conflicts of Interest):

Because at least five percent of the net proceeds of this offering, not including underwriting compensation, will be used to repay amounts outstanding under our revolving credit facility, which was extended to us by, among others, affiliates of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, U.S. Bancorp Investments, Inc., Mitsubishi UFJ Securities (USA), Inc., Deutsche Bank Securities Inc. and Mizuho Securities USA Inc., such underwriters are deemed to have a ‘‘conflict of interest’’ under the Financial Industry Regulatory Authority (‘‘FINRA’’) Rule 5121.  Accordingly, this offering is being conducted in compliance with the provisions of FINRA Rule 5121. No underwriter with a conflict of interest will confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

Ratings*	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Goldman, Sachs & Co. toll-free at (866) 471-2526.